Filed Pursuant to Rule 433
                                                         File No.: 333-137620-08

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

THE SERIES 2007-AR3 CERTIFICATES

                             Initial       Pass-
                            Principal     Through
         Class              Balance(1)      Rate               Principal Types                  Interest Types           CUSIP
------------------------   ------------   --------    ----------------------------------   -------------------------   ----------
Offered Certificates
Class A-1                  $170,000,000     (2)       Super Senior, Sequential Pay         Variable Rate               94983U AA5
Class A-2                   $56,666,000     (3)       Super Senior, Sequential Pay         Variable Rate               94983U AB3
Class A-3                      (4)        0.328914%   Senior, Notional Amount              Fixed Rate, Interest Only   94983U AC1
Class A-4                  $226,935,000     (2)       Super Senior, Pass-Through           Variable Rate               94983U AD9
Class A-5                   $17,598,000     (2)       Super Senior Support, Pass-Through   Variable Rate               94983U AE7
Class A-R                          $100     (2)       Senior, Sequential Pay               Variable Rate               94983U AF4
Class B-1                    $9,776,000     (2)       Subordinated                         Variable Rate               94983U AG2
Class B-2                    $2,933,000     (2)       Subordinated                         Variable Rate               94983U AH0
Class B-3                    $1,955,000     (2)       Subordinated                         Variable Rate               94983U AJ6

Non-Offered Certificates
Class B-4                      $977,000     (2)       Subordinated                         Variable Rate               94983U AK3
Class B-5                      $734,000     (2)       Subordinated                         Variable Rate               94983U AL1
Class B-6                    $1,222,616     (2)       Subordinated                         Variable Rate               94983U AM9

----------

(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in April 2007, this rate is expected to be approximately 6.079% per annum.

(3) The pass-through rate with respect to each distribution will be a per annum rate equal to the net WAC of the mortgage loans minus 0.328914%. For the initial distribution date in April 2007, this rate is expected to be approximately 5.750% per annum.

(4) The Class A-3 Certificates are interest only certificates, have no principal balance and will bear interest on its notional amount, initially approximately $56,666,000.

Allocation of Amount to be Distributed on the Class A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

      first, to the Class A-R Certificates; and

      second, concurrently, as follows:

            (a) approximately 48.1040919017%, sequentially, to the Class A-1 and Class A-2 Certificates;

            (b) approximately 48.1611803081%, to the Class A-4 Certificates; and

            (c) approximately 3.7347277902%, to the Class A-5 Certificates.